Calculation of Filing Fee Tables
S-8
Bunge Global SA
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Registered Shares, $0.01 par value per share	Other	5,000,000	$ 97.84	$ 489,200,000.00	0.0001476	$ 72,205.92
Total Offering Amounts:						$ 489,200,000.00		$ 72,205.92
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 72,205.92
Offering Note
[1]	(1) Represents registered shares, par value $0.01 per share ("Registered Shares") of Bunge Global SA, a Swiss corporation (the "Company"), issuable pursuant to the Bunge 2024 Long-Term Incentive Plan, effective as of May 15, 2024 (the "2024 Plan"). Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement also includes additional Registered Shares of the Company for offer or sale under the 2024 Plan that become issuable under the 2024 Plan by reason of any share dividend, share split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding Registered Shares. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high ($99.01) and low ($96.66) sale prices of the Registered Shares as reported on The New York Stock Exchange on August 23, 2024 which date is within five business days prior to the filing of this registration statement.